Exhibit 99.1

            Nicor Announces Administrative Law Judges Deny
                       PBR Motion for Sanctions


    NAPERVILLE, Ill.--(BUSINESS WIRE)--May 1, 2003--Nicor, Inc. (NYSE:GAS) announced that the Illinois Commerce Commission (ICC) Administrative Law Judges hearing the performance based rate (PBR) matters today issued a ruling denying a motion for sanctions brought by the Citizen's Utility Board and Cook County State's Attorney.
    Nicor is pleased with the Judges' ruling. The company looks forward to proceeding with the substantive portion of the ICC review of the PBR program, which is in its discovery phase. The company has and will continue to fully cooperate with the ICC in its review of the PBR program.
    As first announced October 2002, Nicor Gas terminated its PBR program effective January 1, 2003. In place approximately three years, the program provided incentive for Nicor Gas to purchase natural gas at costs below a market-based benchmark, all while maintaining a safe and reliable supply of natural gas for its customers.

    Nicor Inc. (NYSE:GAS) is a holding company and is a member of the S&P 500. Its principal businesses are Nicor Gas, one of the nation's largest natural gas distribution companies, and Tropical Shipping, a containerized shipping business serving the Caribbean region. Nicor also owns several energy-related businesses and has equity interests in several energy-related businesses. For more information, visit the Nicor website at www.nicor.com.

    Caution Concerning Forward-Looking Statements

    This document includes certain forward-looking statements about the earnings expectations of Nicor Inc. and its subsidiaries. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Actual results may differ materially from those indicated in the company's forward-looking statements due to the direct or indirect effects of the results of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review. Other factors that could cause materially different results include, but are not limited to, weather conditions; natural gas and electricity prices; fair value accounting adjustments; health care costs; insurance costs; borrowing needs; interest rates; credit conditions; economic and market conditions; energy conservation; legislative and regulatory actions, results, or adjustments; additional adjustments related to Nicor's retail energy marketing joint venture; asset sales; significant unplanned capital needs and any future mercury-related charges or credits. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.


    CONTACT: Nicor, Inc.
             Analysts: Mark Knox, 630/983-8676 Ext. 2529
             Media: Kris Lathan, 630/983-8676 Ext. 2781